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                             AMENDED AND RESTATED

                         EMPLOYMENT AGREEMENT BETWEEN

                       MIKRON INSTRUMENT COMPANY, INC.

                                     AND

                               KEIKHOSROW IRANI

     Agreement dated December 20, 1996 by and between MIKRON INSTRUMENT COMPANY, INC. (The "Employer") and KEIKHOSROW IRANI (the "Employee").

     1. Employment. The Employer employs the Employee and the Employee accepts employment upon the terms and conditions of this Agreement.

     2. Terms. The term of this Agreement shall commence on January 1, 1996 and shall terminate on December 31, 2001. The Employee shall have the right to extend this Agreement for an additional period of two years upon written notice to the Employer given not less than six month prior to December 31, 2001.

     3. Compensation. For all services rendered by the Employee, the Employer shall pay the Employee a salary as follows:

     a.   For the calendar year 1996: 1st. 10 months, $112,500./year last 2 months, $127,000./year

     b.   For the calendar year 1997: $127,000./year

     c.   For the calendar year 1998: $130,000./year

     d.   For the calendar year 1999: $135,000./year

     e.   For the calendar year 2000: $140,000./year

     f.   For the calendar year 2001: $150,000./year

The aforementioned salaries shall be payable in equal bi-weekly installments. Such payments shall be subject to withholding and other applicable taxes.

     4. Duties. The Employee shall perform such duties as may be prescribed by the Employer from time to time.

     5. Extent of Services. The Employee shall devote his entire time, attention and energies to the Employer's business and shall not

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during the term of this Agreement be engaged in any other business activity whether or not pursued for gain, profit or pecuniary advantage. However, the Employer may invest his assets in such form or manner as will not require his services in the operation of the affairs of the Company in which such investments are made.

     6. Working Facilities. The Employee shall have a private office, stenographic and other assistants in help and such facilities and services as are suitable to his position and appropriate for the performance of his duties.

     7. Expenses. The Employee may incur reasonable expenses for promoting the Employer's business including expenses for entertainment, travel and similar items. The Employer will reimburse the Employee for all such expenses upon the Employee's periodic presentation of an itemized account of such expenditures. The Employer shall also authorize the Employee to utilize such credit cards as may be necessary or required in the pursuit of business expenses which shall be then paid directly by the Employer.

     8. Vacations. The Employee shall be entitled each year to a vacation of no less than twenty (20) working days during which his compensation shall be paid in full. The precise duration and timing of said vacation shall be determined by the Employer and the Employee by mutual agreement. In the event the Employee would not use his entire four weeks of vacation, Employer will compensate him monetarily with the same rate as Employee's regular salary.

     9. Disability. If the Employee is unable to perform his usual and customary duties by reason of illness or incapacity for a continuous period of up to 180 days, Employer shall continue to pay to Employee his regular salary as herein defined. Thereafter,

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Employer shall have no additional obligation to pay Employee any salary and may terminate the obligation to pay salary pursuant to this Employment Agreement.

     10. Insurance. The Employer shall furnish to the Employee at no cost, basic medical and hospital insurance and major medical insurance pursuant to a plan to be adopted by the Employer. The Employer shall also reimburse to the Employee any expenses incurred by the Employee or his immediate family for medical, doctor, hospital, dental or pharmaceutical expenses which are not reimburses or paid to the Employee or for his benefit by the insurance plans adopted by the Employer.

     Employer shall furnish to the Employee at no additional cost, a prime contract of disability insurance with 180 days waiting period, to provide disability income benefits to Employee to age 65 in the amount of no less than fifty (50%) percent of the annual gross compensation paid by the Employer to Employee.

     Employer shall provide Employee with a life insurance policy or policies having a total death benefit on One Million Dollars if Employee is not medically rated. Employee shall have the right to designate and change the beneficiary thereof from time to time.

     11. Vehicles. During the term of this Agreement the Employer shall furnish for the use of the Employee a suitable automobile for use on Company business. The Employer may require that the Employee keep the vehicle overnight at his home in order to afford accessibility to the Employee's duties at the beginning and termination of each business day. All expenses of the vehicles shall be billed directly to the Employer and be paid directly by the Employer from its account.

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     12. Deferred Compensation. If Employee becomes disabled pursuant to the terms of paragraph nine (9) and as a result of such disability, Employee retires or dies at any time during the period of employment covered by this Agreement, Employer will pay to Employee or his estate fifty (50%) percent of the total amount of the last three years' salary of Employee in equal annual installments over a term of three (3) years. The first installment to be paid with ninety
(90) days of the date of the event actuating the payments pursuant to this paragraph and annually thereafter on the same date.

     13. Inventions. If the Employee, through creative thinking, is able to invent new technique or process using principles of infrared thermometry which would result in patent application and subsequently successful patent rights when there exists a substantial marketing potential, Employee will engage with the Employer in a separate agreement for proper compensation.

     14. Performance Review. Employer shall review Employee's performance annually at the end of each calendar year with a view to authorizing increased compensation, benefits or bonus to Employee based on the Company and Employee's performance.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals on this 20th day of December, 1996.

Attest:

                                 /s/ KEIKHOSROW IRANI
                                 ------------------------------
                                  KEIKHOSROW IRANI, PRESIDENT


    /s/ ALEX WU
    -----------------------------------
    ALEX WU, TREASURER/ASST.  SECRETARY